UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 3, 2024 (December 27, 2023)

Sunnova Energy International Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38995	30-1192746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

20 East Greenway Plaza, Suite 540

Houston, Texas 77046

(Address, including zip code, of principal executive offices)

(281) 892-1588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	NOVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Master Revolving Loan Agreement

On December 27, 2023, a wholly owned indirect subsidiary (the “Borrower”) of Sunnova Energy Corporation (“SEC”), which is a wholly owned direct subsidiary of Sunnova Energy International Inc. (the “Company”), entered into that certain Master Revolving Loan Agreement (the “Loan Agreement”), by and among the Borrower, each subsidiary of the Borrower from time to time party thereto, each lender from time to time party thereto (each, a “Lender”) and Mitsubishi HC Capital America, Inc., as administrative agent (in such capacity, the “Administrative Agent”).

The Loan Agreement provides for a revolving loan facility in an aggregate principal amount of up to $25 million (such facility, the “Revolving Loan Facility”). Subject to the satisfaction of certain conditions to funding, loans are available under the Revolving Loan Facility through December 27, 2025 (subject to an extension of one (1) additional year in accordance with the terms thereof).

The Revolving Loan Facility is primarily a construction facility for the financing of project costs related to the design, engineering, development, installation, construction and completion of commercial, industrial and other solar energy systems and energy storage products (each, a “Project”). The Revolving Loan Facility is also available to finance completed Projects. The advance rate for loans under the Revolving Loan Facility is based on, among other things, a maximum percentage of incurred project costs related to the applicable Project.

The financing of each Project is subject to the approval of the Administrative Agent and the Lenders in their discretion. As of the date of the Loan Agreement, three (3) Projects have been approved, and the Lenders have provided a commitment to finance each approved Project, subject to the satisfaction or waiver of certain conditions set forth in the Loan Agreement. The unutilized portion of the maximum principal amount of the Revolving Loan Facility remains uncommitted until such time as additional Projects are approved.

Interest on the borrowings under the Revolving Loan Facility is capitalized for loans with respect to Projects under construction, or due monthly for loans with respect to completed Projects. Borrowings under the Revolving Loan Facility bear interest at an annual rate based on Term SOFR plus a specified margin or, in the case of certain term loans for completed Projects, a fixed rate. Payments from Customers are deposited into collection accounts and applied in accordance with a cash waterfall in the priority specified in the Loan Agreement.

Certain of our affiliates receive fees for managing and servicing the Projects pursuant to certain management and servicing agreements. The Revolving Loan Facility is non-recourse to the Company.

SEC guarantees the obligations of certain of its affiliates under one or more management, servicing, sale and contribution and development and purchase agreements, but does not provide a general guaranty of the Borrower’s obligations under the Loan Agreement, or of the creditworthiness of the assets of the Borrower and its wholly owned subsidiaries that are pledged as collateral for the Revolving Loan Facility.

Obligations of the Borrower under the Loan Agreement are secured by first priority liens on substantially all of the assets of the Borrower and its wholly owned subsidiaries and by first priority liens on the membership interests in the Borrower and its wholly owned subsidiaries. The collateral secures the obligations of the Borrower in respect of all loans for the Projects, but, in limited circumstances, a lender that is the sole source of financing for a Project may pursue remedies against that Project.

The Loan Agreement contains various covenants that, subject to exceptions and qualifications as specifically set forth therein, limit the ability of the Borrower and the other loan parties to, among other things, incur additional indebtedness and create liens, sell or transfer assets, engage in or conduct business activities other than as related to a Project, and make certain loans and distributions. The Loan Agreement contains specified events of default. If an event of default occurs and is continuing, (i) the commitments under the Revolving Loan Facility could (or, in the case of an event of default related to bankruptcy, would) be terminated, (ii) any outstanding borrowings may (or, in the case of an event of default related to bankruptcy, would) be declared immediately due and payable and (iii) the Lenders may commence foreclosure or other actions against the collateral.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibit No.	Description

10.1*	Master Revolving Loan Agreement, by and among Sunnova Business Markets Borrower, LLC, as borrower, each subsidiary of Sunnova Business Markets Borrower, LLC from time to time party thereto, each lender from time to time party thereto and Mitsubishi HC Capital America, Inc., as administrative agent, dated as of December 27, 2023.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

*

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) and 601(b)(10). The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNNOVA ENERGY INTERNATIONAL INC.

Date: January 3, 2024	By:	/s/ David Searle
David Searle
Executive Vice President, General Counsel